Exhibit 5.01



August 19, 1999



Board of Directors
Made2Manage Systems, Inc.
9002 Purdue Road
Indianapolis, Indiana 46268

Gentlemen:

     We have acted as counsel to Made2Manage Systems, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 200,000 shares of the Company's authorized but unissued Common Stock, no par value, (the "Shares") issuable upon exercise of stock options which may be granted under the Made2Manage, Inc. 1999 Stock Option Plan (the "Plan").

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1. Minutes for Board of Directors Meetings held on January 26, 1999, relating to the approval of the Plan and reserving shares for issuance under the Plan (the "Resolutions");

2.   The Registration Statement;

3.   The Plan; and

4. A certified copy of the Company's Articles of Amendment of the Articles of Incorporation, file-stamp dated December 22, 1997.

We have also relied, without investigation as to the accuracy thereof, on oral and written communications from public officials and officers of the Company. For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized, and when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                                             Very truly yours,

                                             /s/

                                             ICE MILLER DONADIO & RYAN